Intrepid Announces Fourth Quarter and Full-Year 2023 Results

DENVER, CO --(GLOBE NEWSWIRE - March 6, 2024) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us" and "our") today reports its financial results for the fourth quarter and full-year of 2023.

Key Financial & Operational Highlights for the Fourth Quarter and Full-Year 2023
•Total sales of $56.7 million in the fourth quarter and $279.1 million for the full-year 2023.
•Net loss of $37.3 million (or $2.91 per diluted share) and $35.7 million (or $2.80 per diluted share) in the fourth quarter and full-year 2023, respectively, and an adjusted net loss(1) of $5.2 million and $3.0 million, respectively.
◦Included in the GAAP net loss figures are non-cash impairment charges of $42.8 million in the fourth quarter of 2023 and $43.3 million for the full-year 2023.
•Adjusted EBITDA(1) of $7.1 million for the fourth quarter, bringing our full-year 2023 adjusted EBITDA to $41.6 million.
•Cash flow from operations of $4.6 million in the fourth quarter, bringing our full-year 2023 cash flow from operations to $43.2 million.
•In December 2023, we announced the Third Amendment to the Cooperative Development Agreement with XTO Holdings (“XTO”), pursuant to which Intrepid received an initial $50 million in fees for Intrepid’ s agreement to support and not oppose XTO’s development and operation of oil and gas interests within a specified area. The Third Amendment also stipulates the following:
◦Intrepid will receive an additional guaranteed, one-time $50 million payment, which XTO will pay within 90 days upon the earlier occurrence of (i) either the approval of the first new or expanded drilling island within a specific area to be used by XTO, or (ii) within seven years of the anniversary of the Third Amendment effective date; and
◦XTO is also required to pay additional amounts to Intrepid of up to a maximum of $100 million in the event of certain additional drilling activities, although the timing and exact amount are uncertain.
•The breakdown of the $42.8 million impairment charge in the fourth quarter of 2023 is as follows: $31.9 million related to our conventional langbeinite mine ("East mine"), $9.9 million related to the remaining assets at our West mine - which has been in care and maintenance since 2016 - and $1.0 million related to various water recycling assets.

Liquidity & Investments
•We ended 2023 with cash and cash equivalents of approximately $4.1 million and had $4.0 million of outstanding borrowings on our $150 million revolving credit facility.
•As of March 1, 2024, cash and cash equivalents totaled approximately $35.4 million and we had no outstanding borrowings on our credit facility, for total liquidity of approximately $185.4 million.

•Intrepid maintains an investment account of short-and-long-term fixed income securities that had a balance of approximately $3.9 million as of March 1, 2024.

Capital Expenditures
•Our capital expenditures for 2023 totaled $65.1 million, which was at the lower-end of our guidance range of $65 to $75 million. For 2024, our capital expenditure guidance range is $40 to $50 million. Our growth capital spending is expected to moderate to approximately $20 to $25 million in 2024 as we complete the projects described below.

Strategic Focus for Growth Capital & Key Recent/Remaining Projects
•Our growth capital is focused on improving the production rates at our solar solution potash assets, which on a combined basis, have had a declining production profile since 2017. Our goal is to maximize brine availability and underground residence time, which in turn drives higher-grade extraction brine and an improved production profile.

HB Solution Mine in Carlsbad, New Mexico
•Key Takeaways for HB: The three projects highlighted below are expected to deliver the step-change to higher production at HB starting in the second half of 2024 and start us back on the path of injecting more brine into our cavern system. Through improved injection rates, we expect to increase underground residence time of our brine which should lead to higher extraction brine grades and improved potash production over the long-term. We are also initiating discussions with the regulatory agencies to expand HB's solution mining footprint to further increase the productive capacity of this mine.
•Eddy Shaft Brine Extraction Project: We successfully commissioned this project in October 2023. To date, we have extracted approximately 143 million gallons of high-grade brine, which represents approximately 30% of HB's 2024 brine extraction volume. The extracted brine has measured at a potassium chloride ("KCl") concentration of 9.1%, which is the highest level seen since our peak potash production years from 2017 to 2019. This project serves as an important bridge to achieving our higher production goals until we commission the new Replacement Extraction Well and Phase Two of the HB Injection Pipeline, but is also designed to have a long-term operational life as part of the brine injection/extraction cycle for the HB cavern system.
•Replacement Extraction Well ("IP30B"): Construction of the drilling pad recently finished and we expect to commission the project in the second quarter of 2024. This new extraction well is designed to have a long-term operational life and will also extract brine from the Eddy Cavern that is at deeper depths than the Eddy Shaft project. Given the lower depths, this brine is expected have an equal or higher KCl concentration than what is being extracted from the Eddy Shaft project. The initial brine pool that IP30B will extract has been measured at over 330 million gallons and together with the Eddy Shaft project is expected to provide for enough brine to cover the majority of our extraction needs at HB for 2024 and through early 2025. Note that this production is in addition to the Eddy Shaft brine we extracted in 2023 post-project commissioning.
•Phase Two of HB Injection Pipeline Project: All permitting is expected to be complete by the end of March 2024 and we anticipate construction beginning shortly thereafter, with commissioning expected in the first half of 2024. Upon Phase 2 commissioning, we expect our brine injection rates at HB to be the highest in company history. This project is key for maximizing brine availability and residence time, and in turn, developing higher-grade concentrations of KCl for the extraction brine. The injected brine associated with Phase Two commissioning is expected to result in improved brine grades ready for extraction by mid-2025.

Brine Recovery Mine in Wendover, Utah
•Primary Pond 7: We started construction on a new primary pond at Wendover to increase the brine evaporative area, which will result in Wendover having two primary ponds when complete. Similar to our caverns at Moab and HB, the primary ponds at Wendover serve as the brine storage area, and adding another primary pond will help meet our goals of maximizing brine availability, increasing the KCl concentration in the brine, and improving our potash production. We expect this project to be commissioned in the third quarter of 2024 and with production benefits beginning in 2025.
•Lithium Project: We engaged Pickering Energy Partners as an advisor to help maximize the value of the lithium resource and evaluate direct lithium extraction technologies at Wendover. The lithium already present in our byproduct magnesium brine is estimated to support approximately two thousand tons of lithium carbonate production per year assuming a commercially feasible extraction technology. With a commercially feasible project, we plan to pursue a royalty structure or joint venture to limit Intrepid’s capital investment and operating costs.

Intrepid South
•Sand Project: After significant delays in the permitting process, we received the final air permit for our sand project in Southeastern New Mexico and we now have all required permits necessary for project construction and operation. This project is planned to have a productive capacity of one million tons of wet sand per year and we estimate that the underlying resource contains enough sand to support decades of production. With all necessary permits in hand, we are continuing to evaluate the market and our options, including the potential to add a strategic partner.

Consolidated Results, Management Commentary, & Outlook
Intrepid generated fourth quarter and full-year 2023 sales of approximately $56.7 million and $279.1 million, respectively, which compares to fourth quarter and full-year 2022 sales of approximately $66.7 million and $337.6 million, respectively. The lower sales in 2023 were driven by lower pricing after the record levels seen in 2022, partially offset by higher sales volumes. Our average net realized sales price for potash(1) totaled $466 per ton in 2023, while the average net realized sales price for Trio®(1) totaled $321 per ton. During the fourth quarter, Intrepid generated a GAAP net loss of $37.3 million, a non-GAAP adjusted net loss(1) of $5.2 million, and adjusted EBITDA(1) of $7.1 million, bringing our full-year 2023 figures to a GAAP net loss of $35.7 million, a non-GAAP adjusted net loss(1) of approximately $3.0 million, and adjusted EBITDA(1) of $41.6 million.

Bob Jornayvaz, Intrepid's Executive Chairman and CEO commented: "Intrepid's fourth quarter saw the continuation of strong demand for our potash and Trio® with our combined 2023 sales volumes up approximately 16% compared to 2022. Slightly lower fertilizer pricing and higher costs associated with our current potash production profile again proved to be headwinds to our margins in the fourth quarter, although we are on track to start to see the first step-change to higher potash production beginning in the second half of 2024. Moreover, fertilizer pricing has remained resilient and we expect to see steady sales through the spring application season.
The key highlight during the quarter was the December announcement that we entered into the Third Amendment to the Cooperative Development Agreement with XTO. Intrepid has already received the first $50 million for its commitments under the Amendment, and the Amendment also stipulates that Intrepid will receive an additional guaranteed, one-time $50 million payment upon certain events, with XTO also being required to pay additional amounts in the event of certain additional drilling activities, up to a maximum of $100 million. This is a milestone development for Intrepid and the cash infusion significantly helps de-risk our outlook. Our current balance sheet is close to fully funding our 2024 capital program, providing a cash runway until we see the positive impacts to our unit economics associated with the higher potash production rates.
Intrepid's primary strategic priority has been to revitalize our potash assets and I'm very pleased to share that we are on track to successfully achieve this goal. We still have a couple projects to bring online over the next few months but our potash production outlook is improving, highlighted by the significantly improved brine grades we're already seeing in our harvest ponds at HB from the Eddy Shaft project. We are a few quarters away from seeing the first inflection to higher production from our HB mine and we want to be clear that our investments are designed to sustainably support higher potash production over the long-term.
As for our other growth opportunities, we recently received the final permit for our sand project at Intrepid South and we continue to make progress on our lithium resource at Wendover. Overall, we're optimistic on Intrepid's future and we'll be laser-focused on getting appropriate value back in the stock."

Segment Highlights
Potash

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per ton data)
Sales	$28,557	$43,756	$155,920	$191,378
Gross margin	$4,333	$20,907	$35,049	$94,769

Potash production volume (in tons)	79	106	224	270
Potash sales volume (in tons)	45	50	258	222

Average potash net realized sales price per ton(1)	$431	$693	$466	$713

Our total potash segment sales in 2023 decreased $35.5 million to $155.9 million, or 19%, compared to 2022, as potash sales decreased 22%, partially offset by an 8% increase in byproduct sales. Potash sales decreased in 2023 as the average potash net realized sales price per ton decreased 35%, partially offset by a 16% increase in potash tons sold. Potash prices peaked during the second quarter of 2022 and steadily declined in each succeeding quarter in 2023. Potash tons sold increased in 2023 as supportive farm commodity prices and lower potash prices drove solid demand.

Potash segment cost of goods sold increased $20.9 million, or 27%, in 2023, compared to 2022, mainly due to a 16% increase in potash tons sold. In addition, our weighted average carrying cost per ton increased mainly due to a 15%, or $3.8 million increase in production labor and benefits expenses in 2023. Our total tons of potash produced decreased 17% in 2023, compared to 2022, which also drove an increase in our per ton production costs. As the majority of our production costs are fixed, decreases in tons produced results in higher per ton costs.
During 2023, we recorded $2.7 million in lower of cost or net realizable value inventory adjustments as our weighted average carry cost per ton exceeded our expected net realizable value per potash ton.
Our potash segment gross margin decreased $59.7 million in 2023, compared to 2022, which was primarily due to the $35.5 million decrease in potash segment sales, increased cost of goods sold, and the lower of cost or net realizable value inventory adjustments, as discussed above.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per ton data)
Sales	$21,130	$17,265	$102,182	$117,826
Gross (deficit) margin	$(2,378)	$3,429	$(3,995)	$39,123

Trio® production volume (in tons)	57	51	216	226
Trio® sales volume (in tons)	49	28	228	197

Average Trio® net realized sales price per ton(1)	$292	$461	$321	$479

Our total Trio® segment sales decreased $15.6 million, or 13%, in 2023, as compared to 2022, as Trio® sales decreased 15%, or $17.6 million, partially offset by a $2.0 million increase in segment byproduct sales, which was primarily driven by an increase in byproduct water sales.
Our 2023 Trio® sales decreased $17.6 million, or 15%, in 2023, as compared to 2022, as our average net realized sales price per ton decreased 33%, which was partially offset by a 16% increase in Trio® tons sold. Our Trio® average net realized sales price per ton decreased as the value of potassium fertilizers declined due to improved global production rates and product availability. Our higher Trio® tons sold in 2023 benefited from the reduced sales volumes we experienced in the second half of 2022 as customers delayed purchases in anticipation of lower price levels and overall strong commodity prices throughout 2023.
Our Trio® cost of goods sold increased $19.7 million in 2023, or 36%, compared to 2022, primarily driven by a 16% increase in our Trio® tons sold and an increase in our per ton production costs. In addition, we also began 2023 with a higher average cost per ton of inventory compared to 2022. Our Trio® production costs increased in 2023 due to a $1.8 million increase in labor and benefits expenses, a $1.8 million increase in operating and maintenance supplies, a $1.8 million increase in depreciation due to increased capital investments, and a $1.0 million increase in property taxes and insurance, and were partially offset by a $1.0 reduction in royalty expense due to decreased sales revenue.

In 2023, our Trio® segment gross deficit totaled $4.0 million which compares to gross margin of $39.1 million in 2022.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands)
Sales	$7,045	$5,732	$21,310	$28,668
Gross margin	$2,666	$1,315	$5,792	$7,516

Our oilfield solutions segment sales decreased 26% in 2023, compared to 2022. Water sales decreased $7.9 million in 2023 to $9.6 million, and revenue from right-of-way agreements, surface damages and easements decreased by $0.7 million. Brine sales increased $1.4 million, and produced water disposal royalties increased $0.1 million during 2023, compared to 2022.
Our oilfield solutions water sales decreased as we purchased $5.0 million less in third-party water for resale in 2023 and due to reduced sales of Caprock water. Our sales of brine increased as we sold increased volumes of brine at a higher per barrel price in 2023.
Oilfield solutions cost of goods sold decreased 27% in 2023, compared to 2022, primarily due to a $5.0 million decrease in third-party water purchased for resale. We incurred $0.6 million in increased labor and benefits expenses and a $0.6 million increase in depreciation related to new infrastructure placed in service in 2023, compared to 2022. These increased costs were partially offset by a $0.5 million decrease in royalty expense in 2023, compared to 2022, due to reduced water sales. Segment gross margin decreased $1.7 million, or 23%, in 2023 compared to 2022, due to the factors described above.

Notes
1 Adjusted net (loss) income, average net realized sales price per ton and adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information
Intrepid will host a conference call on Thursday, March 7, 2024, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.
Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359.

The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at

intrepidpotash.com. The replay of the call will require the input of the conference identification number 1179359. The recording will be available through March 14, 2024.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our inability to fund necessary capital investments;
•the impact of global health issues and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2022, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales	$56,663	$66,677	$279,083	$337,568
Less:
Freight costs	7,620	6,880	37,635	34,137
Warehousing and handling costs	2,567	2,526	10,832	9,747
Cost of goods sold	38,776	31,620	187,278	152,276
Lower of cost or net realizable value inventory adjustments	3,079	—	6,492	—
Gross Margin	4,621	25,651	36,846	141,408

Selling and administrative	7,932	9,241	32,423	31,799
Accretion of asset retirement obligation	535	490	2,140	1,961
Impairment of long-lived assets	42,767	—	43,288	—
Loss on sale of assets	555	6,294	807	7,470
Other operating expense	277	3,499	2,157	4,738
Operating (Loss) Income	(47,445)	6,127	(43,969)	95,440

Other Income (Expense)
Equity in earnings of unconsolidated entities	(194)	(77)	(486)	689
Interest expense, net	—	(16)	—	(101)
Interest income	49	82	298	176
Other income	20	24	95	305
(Loss) Income Before Income Taxes	(47,570)	6,140	(44,062)	96,509

Income Tax Benefit (Expense)	10,282	(2,158)	8,389	(24,289)
Net (Loss) Income	$(37,288)	$3,982	$(35,673)	$72,220

Weighted Average Shares Outstanding:
Basic	12,792,650	12,946,415	12,760,937	13,151,752
Diluted	12,792,650	13,160,627	12,760,937	13,452,233
(Loss) Income Per Share:
Basic	$(2.91)	$0.31	$(2.80)	$5.49
Diluted	$(2.91)	$0.30	$(2.80)	$5.37

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2023 AND 2022
(In thousands, except share and per share amounts)

	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$4,071	$18,514
Short-term investments	2,970	5,959
Accounts receivable:
Trade, net	22,077	26,737
Other receivables, net	1,374	790
Inventory, net	114,252	114,816
Other current assets	7,200	4,863
Total current assets	151,944	171,679

Property, plant, equipment, and mineral properties, net	358,249	375,630
Water rights	19,184	19,184
Long-term parts inventory, net	30,231	24,823
Long-term investments	6,627	9,841
Other assets, net	8,016	7,294
Non-current deferred tax asset, net	194,223	185,752
Total Assets	$768,474	$794,203

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$12,848	$18,645
Income taxes payable	40	8
Accrued liabilities	19,061	16,212
Accrued employee compensation and benefits	7,254	6,975
Other current liabilities	7,265	7,036
Total current liabilities	46,468	48,876

Advances on credit facility	4,000	—
Asset retirement obligation	30,077	26,564
Operating lease liabilities	741	2,206
Finance lease liabilities	1,451	—
Other non-current liabilities	1,309	1,479
Total Liabilities	84,046	79,125

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 12,807,316 and 12,687,822 shares outstanding
at December 31, 2023 and 2022, respectively	13	13
Additional paid-in capital	665,637	660,614
Retained earnings	40,790	76,463
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	684,428	715,078
Total Liabilities and Stockholders' Equity	$768,474	$794,203

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(37,288)	$3,982	$(35,673)	$72,220
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, and amortization	10,773	9,426	39,078	34,711
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	535	490	2,140	1,961
Amortization of deferred financing costs	75	78	301	265
Stock-based compensation	1,463	2,187	6,534	6,152
Reserve for obsolescence	369	—	509	1,750
Allowance for doubtful accounts	—	—	110	—
Impairment of long-lived assets	42,767	—	43,288	—
Loss (gain) on disposal of assets	555	6,294	807	7,470
Equity in earnings of unconsolidated entities	194	77	486	(689)
Distribution of earnings from unconsolidated entities	—	—	452	—
Lower of cost or net realizable value inventory adjustments	3,079	—	6,492	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	2,014	11,493	4,550	8,673
Other receivables, net	958	1,251	(701)	140
Inventory, net	(14,240)	(17,329)	(11,861)	(33,283)
Other current assets	(2,959)	1,695	(3,857)	191
Deferred tax assets	(10,227)	1,775	(8,471)	23,323
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	6,500	(4,595)	1,284	(3,596)
Income tax payable	32	(33)	32	(33)
Operating lease liabilities	(517)	(406)	(1,735)	(2,025)
Other liabilities	440	3,243	(858)	(28,731)
Net cash provided by operating activities	4,604	19,709	43,229	88,821

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(6,576)	(31,596)	(65,060)	(68,696)
Proceeds from sale of property, plant, equipment, and mineral properties	—	12	125	58
Purchase of investments	—	(183)	(1,415)	(13,047)
Proceeds from redemptions/maturities of investments	1,500	1,002	6,000	2,506
Other investing, net	128	—	796	—
Net cash used in investing activities	(4,948)	(30,765)	(59,554)	(79,179)

Cash Flows from Financing Activities:
Payments of financing lease	(198)	—	(597)	—
Proceeds from borrowings on credit facility	2,000	—	9,000	—
Repayments of borrowings on credit facility	—	—	(5,000)	—
Capitalized debt costs	—	(74)	—	(1,007)
Employee tax withholding paid for restricted shares upon vesting	(174)	(433)	(1,511)	(4,795)
Repurchases of common stock	—	(19,131)	—	(22,012)
Proceeds from exercise of stock options	—	—	—	110
Net cash provided by (used in) financing activities	1,628	(19,638)	1,892	(27,704)

Net Change in Cash, Cash Equivalents, and Restricted Cash	1,284	(30,694)	(14,433)	(18,062)
Cash, Cash Equivalents, and Restricted Cash, beginning of period	3,367	49,778	19,084	37,146
Cash, Cash Equivalents, and Restricted Cash, end of period	$4,651	$19,084	$4,651	$19,084

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(In thousands)

	Three Months Ended December 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$20,965	$—	$—	$(69)	$20,896
Trio®	—	19,457	—	—	19,457
Water	69	1,426	4,249	—	5,744
Salt	2,976	247	—	—	3,223
Magnesium Chloride	3,322	—	—	—	3,322
Brines	1,225	—	1,203	—	2,428
Other	—	—	1,593		1,593
Total Revenue	$28,557	$21,130	$7,045	$(69)	$56,663

	Year Ended December 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$131,206	$—	$—	$(329)	$130,877
Trio®	—	96,344	—	—	96,344
Water	297	5,316	9,569	—	15,182
Salt	11,973	522	—	—	12,495
Magnesium Chloride	8,161	—	—	—	8,161
Brines	4,283	—	4,056	—	8,339
Other	—	—	7,685	—	7,685
Total Revenue	$155,920	$102,182	$21,310	$(329)	$279,083

	Three Months Ended December 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$36,887	$—	$—	$(76)	$36,811
Trio®	—	16,501	—	—	16,501
Water	73	580	4,250	—	4,903
Salt	3,133	184	—	—	3,317
Magnesium Chloride	2,450	—	—	—	2,450
Brines	1,213	—	491	—	1,704
Other	—	—	991		991
Total Revenue	$43,756	$17,265	$5,732	$(76)	$66,677

	Year Ended December 31, 2022
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$168,571	$—	$—	$(304)	$168,267
Trio®	—	113,962	—	—	113,962
Water	1,637	3,302	17,510	—	22,449
Salt	11,270	562	—	—	11,832
Magnesium Chloride	6,472	—	—	—	6,472
Brines	3,428	—	2,670	—	6,098
Other	—	—	8,488	—	8,488
Total Revenue	$191,378	$117,826	$28,668	$(304)	$337,568

Three Months Ended December 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$28,557	$21,130	$7,045	$(69)	$56,663
Less: Freight costs	2,516	5,173	—	(69)	7,620
Warehousing and handling costs	1,327	1,240	—	—	2,567
Cost of goods sold	18,755	15,642	4,379	—	38,776
Lower of cost or net realizable value inventory adjustments	1,626	1,453	—	—	3,079
Gross Margin (Deficit)	$4,333	$(2,378)	$2,666	$—	$4,621
Depreciation, depletion, and amortization incurred(2)	$7,625	$1,923	$1,077	$229	$10,854

Year Ended December 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$155,920	$102,182	$21,310	$(329)	$279,083
Less: Freight costs	14,753	23,211	—	(329)	37,635
Warehousing and handling costs	5,957	4,875	—	—	10,832
Cost of goods sold	97,452	74,308	15,518	—	187,278
Lower of cost or net realizable value inventory adjustments	2,709	3,783	—	—	6,492
Gross Margin (Deficit)	$35,049	$(3,995)	$5,792	$—	$36,846
Depreciation, depletion, and amortization incurred(2)	$28,378	$6,288	$3,849	$885	$39,400

Three Months Ended December 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$43,756	$17,265	$5,732	$(76)	$66,677
Less: Freight costs	3,350	3,606	—	(76)	6,880
Warehousing and handling costs	1,358	1,168	—	—	2,526
Cost of goods sold	18,141	9,062	4,417	—	31,620
Gross Margin	$20,907	$3,429	$1,315	$—	$25,651
Depreciation, depletion, and amortization incurred(2)	$7,222	$1,248	$840	$197	$9,507

Year Ended December 31, 2022	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$191,378	$117,826	$28,668	$(304)	$337,568
Less: Freight costs	14,780	19,661	—	(304)	34,137
Warehousing and handling costs	5,305	4,442	—	—	9,747
Cost of goods sold	76,524	54,600	21,152	—	152,276
Gross Margin	$94,769	$39,123	$7,516	$—	$141,408
Depreciation, depletion and, amortization incurred(2)	$26,572	$4,370	$3,298	$793	$35,033

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share
Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or net (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net (Loss) Income	$(37,288)	$3,982	$(35,673)	$72,220
Adjustments
Impairment of long-lived assets	42,767	—	43,288	—
Loss on sale of assets	555	6,294	807	7,470
Write-off of deferred offering fees(1)	—	700	—	700
Calculated income tax effect(2)	(11,264)	(1,818)	(11,465)	(2,124)
Total adjustments	32,058	5,176	32,630	6,046
Adjusted Net (Loss) Income	$(5,230)	$9,158	$(3,043)	$78,266

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net (Loss) Income Per Diluted Share	$(2.91)	$0.30	$(2.80)	$5.37
Adjustments
Impairment of long-lived assets	3.34	—	3.39	—
Loss on sale of assets	0.04	0.48	0.06	0.56
Write-off of deferred offering fees(1)	—	0.05	—	0.05
Calculated income tax effect(2)	(0.88)	(0.14)	(0.90)	(0.16)
Total adjustments	2.50	0.39	2.55	0.45
Adjusted Net (Loss) Income Per Diluted Share	$(0.41)	$0.69	$(0.25)	$5.82

(1) - Costs incurred for a potential offering of shares of Intrepid Acquisition Corporation I, a special purpose acquisition company that is a subsidiary of Intrepid, that had been deferred were expensed in the fourth quarter of 2022, and are reflected in selling and administrative expense.
(2) - Assumes an annual effective tax rate of 26% for 2023 and 2022.

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2023	2022
Total Segment Sales	$28,557	$43,756
Less: Segment byproduct sales	7,592	6,869
Potash freight costs	1,590	2,219
Subtotal	$19,375	$34,668

Divided by:
Potash tons sold	45	50
Average net realized sales price per ton	$431	$693

	Potash Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2023	2022
Total Segment Sales	$155,920	$191,378
Less: Segment byproduct sales	24,714	22,807
Potash freight costs	10,911	10,336
Subtotal	$120,295	$158,235

Divided by:
Potash tons sold	258	222
Average net realized sales price per ton	$466	$713

	Trio® Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2023	2022
Total Segment Sales	$21,130	$17,265
Less: Segment byproduct sales	1,673	764
Trio® freight costs	5,173	3,606
Subtotal	$14,284	$12,895

Divided by:
Trio® tons sold	49	28
Average net realized sales price per ton	$292	$461

	Trio® Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2023	2022
Total Segment Sales	$102,182	$117,826
Less: Segment byproduct sales	5,838	3,864
Trio® freight costs	23,211	19,661
Subtotal	$73,133	$94,301

Divided by:
Trio® tons sold	228	197
Average net realized sales price per ton	$321	$479

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net (Loss) Income	$(37,288)	$3,982	$(35,673)	$72,220
Adjustments
Expense of deferred offering costs	—	700	—	700
Impairment of long-lived assets	42,767	—	43,288	—
Loss on sale of assets	555	6,294	807	7,470
Interest expense	—	16	—	101
Income tax (benefit) expense	(10,282)	2,158	(8,389)	24,289
Depreciation, depletion, and amortization	10,773	9,426	39,078	34,711
Amortization of intangible assets	81	81	322	322
Accretion of asset retirement obligation	535	490	2,140	1,961
Total adjustments	44,429	19,165	77,246	69,554
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$7,141	$23,147	$41,573	$141,774